PROSPECTUS and	PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT, each	Dated January 13, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $20,250,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$250,000,000 Floating Rate Senior Notes Due January 16, 2018

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESU4 / US24422ESU46

Date of Issue:	January 16, 2015

Maturity Date:	January 16, 2018

Principal Amount:	$250,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 29 bps

Initial Interest Determination Date:	January 14, 2015

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 16th (or next business day) of January, April, July and October, commencing April 16, 2015.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 16th (or next business day) of January, April, July and October, commencing April 16, 2015 and ending on the maturity date.

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from January 16, 2015

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$75,000,000
J.P. Morgan Securities LLC	75,000,000
Mitsubishi UFJ Securities (USA), Inc.	75,000,000
BBVA Securities Inc.	8,334,000
BNP Paribas Securities Corp.	8,333,000
US Bancorp Investments, Inc.	8,333,000
Total	$250,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest from January 16, 2015 if settlement occurs after that date.